Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

 PARTICIPANTS

Corporate Participants

Joe F. Sanderson, Jr. — Chairman & Chief Executive Officer

D. Michael Cockrell — CFO, Treasurer & Director

Lampkin Butts — President, Chief Operating Officer & Director

Other Participants

Ken Goldman — Analyst, JPMorgan Securities LLC

Lindsay Drucker Mann — Analyst, Goldman Sachs & Co.

Christine Lee McCracken — Analyst, Cleveland Research Co.

Heather L. Jones — Analyst, BB&T Capital Markets

Farha Aslam — Analyst, Stephens, Inc.

Akshay S. Jagdale — Analyst, KeyBanc Capital Markets

Christina McGlone-Hahn — Analyst, Deutsche Bank Securities, Inc.

Kenneth B. Zaslow — Analyst, BMO Capital Markets (United States)

Jeff G. Kanter — Portfolio Manager, UBS O’Connor LLC

 MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Sanderson Farms, Inc. Second Quarter Fiscal 2012 Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

Thank you. Good morning and welcome to Sanderson Farms’ Second Quarter Conference Call. We issued a news release this morning announcing net income of $23.9 million or $1.04 per share for our second fiscal quarter of 2012. This compares to a net loss of $16.3 million or $0.74 per share during last year’s second quarter.

I’ll begin the call with some general observations, but before I do, I will ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer & Director

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K and in the company’s quarterly report on Form 10-Q, which we filed with the SEC this morning.

You are cautioned not to place undue reliance on forward-looking statements made this morning, as each such statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements, and external factors affecting our business such as grain cost, market prices for poultry meat, the health of the overall economy among others remain volatile and our view today may be very different from our view a few days from now.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

Thank you, Mike. Three general factors drove our results during our second fiscal quarter. First, our sales volume of fresh chicken was up compared to last spring’s volume and reflected the fact that our new Kinston, North Carolina facility reached near full production during our second fiscal quarter. The increased production at Kinston was partially offset by the 4% reduction cut at our other plants we announced last August.

Second, while our feed cost per pound of fresh chicken sold decreased during the quarter compared to last year’s second quarter, our feed cost remains significantly higher than historical averages.

Finally, our net sales price per pound of fresh chicken sold was higher by $0.098 per pound during this year’s second fiscal quarter when compared to last year’s. Market prices reflect reduced production volumes of chicken products as demand has remained steady at relatively strong levels in retail grocery store and export markets and has remained steady but it’s relatively soft levels in casual dining markets.

Market prices for fresh chicken were higher across the board during the quarter. The average Georgia Dock price was 7.5% higher during the quarter than last year, reflecting continued adequate retail demand. Export demand during the quarter was strong and, as a result, leg quarter market prices improved as production volumes decreased.

Prices for boneless breast meat have remained under pressure during the quarter and increased only 2.3%. Most all of the boneless breast meat produced at our big bird plants is consumed away from home and demand for that product continues to be steady but soft. While market prices for boneless breast meat improved seasonally early this month, I believe improvement continues to be driven by supply cuts as it is difficult to imagine how food service demand could change materially in the face of continued high unemployment and macroeconomic concerns.

On the other hand, wing prices were much higher during the quarter compared to a year ago and actually set a record for pricing. The strength in wing and tender prices indicates that at least in the segment of the food service markets that includes sports bars and wing concepts, demand remains good.

Prices paid for per bushel of corn and per ton of soybean meal were lower during the quarter compared to last year’s second fiscal quarter and were lower than during our first fiscal quarter of this year. Likewise, our feed cost and flocks sold were lower.

The 95.9 million acres of corn expected to be planted in the U.S. this spring would be a near record number of acres and I would not be surprised if the 73.9 million acres of soybeans expected to be planted in the U.S. is revised up after all the acres are planted.

Planting progress reports indicate that weather has allowed near record planting progress. Indeed, almost all of this year’s corn acres are now planted and well over 77% of this year’s soybean acres were in the ground as of last week. While new crop corn prices reflect some degree of optimism about this year’s crop and the USDA is estimating U.S. farmers will harvest the largest corn crop on record, old crop corn and soy remain as very tight.

As a result, our cost for grain this summer will be higher than last year’s and higher than this spring. Of course, Mother Nature still holds all the cards and any developing weather concerns will likely contribute to even higher than normal volatility this summer given the small margin for error with this crop.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

We indicated during our first quarter conference call in February that we had priced a portion of our grain needs through May. We have now priced all of our corn and half of our soy meal needs through June, and all of our July corn needs, but have priced nothing past July. While we are cautiously optimistic we will see lower grain cost this fall, if this year’s crops continue to develop well, we will pay higher costs this summer, especially for soybean meal. Those higher costs will flow through flock sold in June, July and August. And based on our current grain future prices, could add as much as $0.02 per pound to our cost of goods sold during those months.

Given where futures prices closed last Friday on the Chicago Board of Trade, had we priced all of our needs through the end of the fiscal year last week, cash corn and soybean meal prices during fiscal 2012 would still be $24.2 million lower than a year ago. This price includes the additional volume of grain we will need to purchase this year to feed the additional chickens we have on the ground in North Carolina. And these lower costs would translate to a decrease in the cost per dressed pound of poultry of just over 7.5% per pound for the year.

In addition to our costs, we will be closely watching the chicken markets and production numbers. Weekly egg sets continue to trend below a year ago. In addition, the breeder flock is smaller and pullet placements are down. However, given continued high unemployment and the fact that American consumers remain focused on macroeconomic concerns, I expect continued soft casual dining demand.

I am pleased to report that progress continues at our Kinston, North Carolina facility. We began processing chickens at the plant in January 2011 and the plant is currently operating at 96% capacity. We also remain committed to the second plant in North Carolina, which will be a big bird deboning plant.

However, our plans for a new plant remain on hold pending visibility on market conditions, especially the grain markets. And we will likely make decisions about the timing of the next plant this fall, after the crops are in the bin.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the second quarter.

Lampkin Butts, President, Chief Operating Officer & Director

Thank you, Joe, and good morning, everyone. As Joe mentioned, market prices for poultry products were higher during the quarter when compared to our second quarter last year. The average Georgia Dock price during our second quarter was 7.5% higher than last year’s second quarter, averaging $0.924 per pound during the quarter compared to $0.859 per pound last year. The Georgia Dock price for this week is $0.945 per pound, which compares to $0.865 per pound for the same week last year. The Georgia Dock price reflects continued strong demand for chicken in retail grocery stores.

Bulk leg quarter prices were higher for the quarter compared to last year’s second quarter, averaging $0.507 per pound during our second quarter this year compared to $0.414 per pound last year, an increase of 22.4%. These higher prices reflect strong export demand. Through March, United States export volumes were up 14.5% compared to last year.

Urner Barry bulk leg quarter prices are currently quoted at $0.52 per pound. Prices for jumbo wings remained strong during our second fiscal quarter. Jumbo wings averaged $1.58 per pound; that’s up 121.5% from the average of $0.71 per pound during last year’s second quarter. The current Urner Barry quote for jumbo wings is $1.57 per pound.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Boneless breast meat prices, however, remained under pressure during our second quarter. Market prices increased 2.3% when compared to the second quarter a year ago. This year’s second quarter average Urner Barry price of $1.37 per pound compares to an average of $1.34 per pound during last year’s second quarter. Friday’s Urner Barry quoted market for boneless breast was $1.52 per pound as prices increased significantly during the first two weeks of May in response to reduced production and seasonal improvement in demand and then weakened last week.

The overall result of these market price changes was an increase of $0.098 per pound in our average sales price per pound of chicken sold. We sold 743.3 million pounds of poultry during the second quarter, an increase from the 670.7 million pounds sold during last year’s second fiscal quarter.

Of the pounds sold during the quarter, 17 million pounds were sold from inventory. We processed 726.3 million pounds of dressed poultry during the quarter, up 6.8% from the 679.8 million pounds we processed during last year’s second quarter. We previously guided to 713.4 million pounds to be processed during the quarter. While we actually processed fewer head than we projected, our live weights and yields were both higher than our projections.

These higher numbers also reflect the additional pounds processed in our Kinston, North Carolina plant offset by the 4% production cut at our other plants that we announced last August. For the first six months of the year, we sold 1.41 billion pounds of poultry products compared to 1.3 billion last year and processed 1.42 billion pounds this year compared to 1.34 billion last year. We now expect to process approximately 2.88 billion pounds of fresh chicken this year, an increase of approximately 3% compared to 2011.

We estimate we will process approximately 730.3 million pounds in our third and fourth quarters. Both of these estimates could, of course, be impacted by weather, bird performance and other factors, some of which are beyond our control.

Results in our Prepared Food division during the second quarter continued to reflect a weak casual dining market. We sold 23.4 million pounds of processed chicken at our Foods division through the first half of this year compared to 27.1 million pounds sold through the first half of last year.

The average sales price also fell from $1.97 per pound last year to $1.88 per pound this year. Despite the challenging market conditions we face and we’ll continue to face for the short term, we remain confident in our strategy and our operations. We remain focused on our operations, our sales execution, and our goal to operate at the top of our industry.

At this point, I’ll turn the call over to Mike Cockrell, Chief Financial Officer.

D. Michael Cockrell, CFO, Treasurer & Director

Thank you, Lampkin. The 24.1% increase in net sales for the quarter to $595 million from $479.3 million last year was the result of an increase in our sales price per pound of poultry products sold of $0.098 per pound or 14.5% and a 10.8% increase in the pounds of poultry products sold. The 6.82% increase in our cost of sales for the three months ended April 30, 2012, as compared to the same three months of 2011, was a result of the 10.8% increase in pounds of chicken sold, offset by lower fed cost per pound of poultry products sold of $0.038 per pound or 9.8%. Feed cost accounted for 50.5% of our cost of poultry products sold during the quarter and that compares to 54.5% last year.

Our non-feed related cost of poultry sales actually increased to $0.0198 per pound sold during this year’s second fiscal quarter compared to last year primarily as a result of a change in inventory. Neutralized for the inventory shift, our processing cost actually improved $0.005 a pound on increased efficiencies at our new Kinston, North Carolina plant and we do expect those efficiencies to continue.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

The $1.2 million decrease in SG&A expenses for the first half of the year reflect a decrease of $4.5 million in administrative cost at Kinston which were booked as SG&A until the plant began operations in January of 2011. And that decrease is offset by higher wages and some other administrative cost. As a percent of sales, SG&A expense has actually decreased from 4.1% to 3.2%.

Interest expense increased from $1.5 million to $2.4 million during the quarter, reflecting higher outstanding balances on our revolver. Going forward, interest cost should continue to trend lower compared to last year during our last two quarters as outstanding debt also moves lower.

We did make significant progress during the second quarter paying down our debt. We used the proceeds of our federal income tax refund and cash flows from operation to pay back $115.2 million under our $500 million revolving credit facility. We currently have $142.1 million outstanding under the revolver, leaving $357.9 million available to us as needed.

We also paid the first of five annual $10 million payments under our $50 million fixed term, fixed rate loan, leaving $40 million outstanding under that loan.

Our debt to total capitalization rate at the end of second quarter stood at 26.8% and that’s down from 37.6% at the end of the first quarter. Our working capital at the end of the second quarter was $246.4 million and our shareholders’ equity, which began moving back in the right direction during the quarter, stood at $517.4 million.

The company’s effective tax rate for the quarter and first six months ended April 30, 2012 was 38.1% and 38.8% respectively, and for the balance of the year, we’re going to expect about 38.8%. This increase in our effective tax rate from our first fiscal quarter and compared to last year resulted primarily because we were profitable during our second fiscal quarter compared to those prior periods, and when reporting a loss, we are unable to take advantage of certain deductions in credits, which, in effect, lowers our tax benefit and also effectively lowers our tax rate during those lost quarters.

During fiscal 2012, we now expect to spend approximately $43.9 million on CapEx projects and we have spent over half of that or $27.7 million through the first half of the year. We intend to use cash flows from operations to fund the balance of our capital budgets and continue to pay down debt in our second half of the year.

Our depreciation and amortization during the first half of the year totaled $29.8 million and we are continuing to expect right at $59 million for the full fiscal year.

With that, Celia, that completes our prepared remarks and if you would, please open up the call for questions.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

 QUESTION AND ANSWER SECTION

Operator: Yes, certainly. [Operator Instructions] We’ll go first to Ken Goldman with JPMorgan.

<Q – Ken Goldman – JPMorgan Securities LLC>: Hi. Good morning, everybody.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Good morning.

<Q – Ken Goldman – JPMorgan Securities LLC>: Joe, given all the puts and takes with corn going down, soybean meal going up, what’s your best guess for your gross margin in the third quarter versus the second quarter?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t have a clue.

<Q – Ken Goldman – JPMorgan Securities LLC>: Well, how’s it been so far, put it that way?

<A – Joe Sanderson – Sanderson Farms, Inc.>: It’s been good and better. Obviously, May with $1.60 boneless and $0.52 leg quarters and $1.50 wings and $0.94 Georgia Dock works very well. We had an excellent grain buy and our chickens, we had good weather and the chickens grew well. And May was a real good month.

<Q – Ken Goldman – JPMorgan Securities LLC>: Thank you. And then boneless prices are obviously still very strong relative to where they were, but they did have a little bit of a pull back last week, according to Urner Barry. Is that more of a correction in your mind, or is there something else that we should be looking at there?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think that was just the end of the month. I think May was a long month and people just ran out of money and just to pull back we would anticipate. Same thing kind of happened with dark meat frankly. Dark meat has kind of weakened last week and we’ve seen some lower prices for dark meat, both domestically and export. And we think that’ll correct in this week and next week and things will firm back up when people have money back in their hands.

<Q – Ken Goldman – JPMorgan Securities LLC>: Thank you, guys, very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: We’ll go next to Lindsay Drucker Mann with Goldman Sachs.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Hey. Good morning, everyone.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Morning, Lindsay.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Just wanted to talk about the stronger production numbers you had relative to what you had initially guided to. It looks like your third and fourth quarter expectations are the same as when we heard from you last quarter. So what was the delta in producing more pounds in the second quarter versus what you thought?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we had a very mild February and March, frankly, and our live weights a little heavier in February and March and April, we just – we didn’t have a winner here. And also, the plants did a really good job. Our yields were up in the plants and bird performance was good. Grow-out was excellent and there was nothing we planned, it just – it happened and.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
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<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, and those numbers, Lindsay, for the third and fourth quarter, we are guiding to the same. And we left our live weights the same. The benefit Joe just described from this very nice spring we had, it is already very hot in Mississippi.

<A – Joe Sanderson – Sanderson Farms, Inc.>: It was 97 degrees Saturday and Sunday, and 95 yesterday and 95 today. And though we will absolutely lose weight.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: If that continues, we will not grow as big a chicken as we did for the last quarter.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Okay. So we’ve been a little puzzled by the latest poultry slaughter report, which showed where essentially production was disconnected was running much better than what some of the placement data suggests it should have been. So your view that’s generally weather driven and as we get normalization and even now it sounds like tougher weather conditions, industry production numbers should tighten a bit?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah, Lindsay, I’m going to be honest with you. When I look at the market prices for poultry, what happened in May, and when I look at egg set numbers, and then when I look at the USDA data, the USDA data, the weekly and the monthly live weight and slaughter don’t agree. And so I’m very suspicious that that USDA data is not accurate, when the weekly and monthly stuff do not agree.

And when I see what’s happening in the marketplace and I trust the egg sets. And I believe there has been – particularly in May, there were fewer pounds of poultry out there than what the USDA data was saying. But this weather’s going to take some pounds off just like it did last summer and I guess it was of the summer of 2010, birds just will not eat when it’s these kind of temperatures.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Okay, thanks. Just then on the cost side. Can you guys quantify and explain the inventory adjustment? What order of magnitude that had in terms of being a negative headwind for your COGS line and what actually happened and should we expect anything like that going forward?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, we’ve sold, as you’ll notice on the pounds sold in the Q, the analysis there, that we sold 17 million pounds out of inventory. In other words, our processed inventory went down from the first quarter to the second quarter by those 17 million pounds that were sold out of inventory. If you neutralize that and just take out the pounds out of inventory and just look at processed pounds and processing cost, our cost, our processing cost actually decreased to $0.005 a pound because of the mix of that inventory.

Now, what we can’t say and we say this almost every quarter, we can’t predict with any certainty whatsoever what inventory is going to do at the end of a given quarter just because we don’t know when boats are going to sail and when export product’s going to move out and what the mix is going to be. Maybe MDM and leg quarters in inventory at the end of a quarter and all that gets sold, and that messes up that processing cost number. And I know that’s hard for you all to follow, but that’s the best we can do.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Gotcha. The $0.005 lower though, adjusting your inventory, is that sequential? Is that for the first quarter or is that versus year-over-year?

<A – Mike Cockrell – Sanderson Farms, Inc.>: That is year-over-year.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Okay.

<A – Mike Cockrell – Sanderson Farms, Inc.>: And that’s primarily because Kinston’s at capacity now.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Gotcha, okay. And then lastly, Joe, do you guys have an updated expectation on what you expect production numbers, total supply year-over-year percent change to be this year?

<A – Joe Sanderson – Sanderson Farms, Inc.>: For the whole chicken industry?

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: For the whole industry, yeah.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Looks like to me that we’re running at about a 3% now and that looks like what we’re going to do through the summer. When you get into the fourth quarter, I don’t think the industry will cut back as severely as they did last year. I don’t have my egg – didn’t I have the egg sets? Last year, I don’t have the percentages, but last year, during November, December and January, the industry dropped back to 182 million and 184 million. I don’t think they’ll do that. I don’t think the cuts will be that deep. But I do expect a fall cut. We will certainly put ours in place for the holidays beyond the 4%. We usually run about a – when you put ours in, it’s about a 7% cut. When you put the Thanksgiving and Christmas cuts in – the industry cut back severely, that was the second cut so to speak. But I would expect the holiday cuts beyond this 3% to 4% we’re looking at right now.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Okay. Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: We’ll go next to Christine McCracken with Cleveland Research.

<Q – Christine McCracken – Cleveland Research Co.>: Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Christine McCracken – Cleveland Research Co.>: Just on the end of the month weakness you mentioned, you think that it was tied to kind of people’s availability or being strapped for cash. I’m just wondering how much of it do you think was tied to kind of that post Memorial Day buying period? And I’m wondering if you have any read on how well the holiday sales went.

<A – Joe Sanderson – Sanderson Farms, Inc.>: We were short. We actually ran plants Saturday one shift and we were in two of our tray pack plants on Memorial Day, both shifts. So our retail demand was outstanding. Our food service demand was lackluster. We did not run – one plant, we did not run at all. Big-bird deboning plant, we did not run at all on the Saturday. They were all closed on Memorial Day. We just think people were out of money and we think that the same thing will happen the end of July, the end of August. It’s happened almost every month this year. You get to the last week of the month, you get to a week where every day starts with a two and they’re just out of money by that time.

<Q – Christine McCracken – Cleveland Research Co.>: Yeah.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Christine, our sales guys are actually saying that we’re getting more features at retail this week than we did last week before Memorial Day.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
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<Q – Christine McCracken – Cleveland Research Co.>: That’s good to hear.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Christine, last year, particularly when you get past the Mississippi River headed west, there’s a lot of beef and...

<A – Lampkin Butts – Sanderson Farms, Inc.>: Ribs and...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Ribs and brisket, and that same thing happened a year ago. Our customers are in – Texas and the Mountain West and New Mexico and Arizona are in beef and pork.

<Q – Christine McCracken – Cleveland Research Co.>: All right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Now, they’re all on chicken this week and next week. We’ve got them – everybody’s on chicken.

<Q – Christine McCracken – Cleveland Research Co.>: And that’s why you’re more optimistic that breast meat prices will rebound here I would think over the next two weeks?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We do. We do and then you’ll have a little bit better food service demand, too. First of the month, food service demand should pick up.

<Q – Christine McCracken – Cleveland Research Co.>: And so pricing currently relative to the quote, where are you would you say?

<A – Mike Cockrell – Sanderson Farms, Inc.>: 25.

<Q – Christine McCracken – Cleveland Research Co.>: 25?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, on spot say...

<A – Joe Sanderson – Sanderson Farms, Inc.>: 20 to 25.

<A – Mike Cockrell – Sanderson Farms, Inc.>: That’s what they told me this morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: That’s going to be...

<A – Mike Cockrell – Sanderson Farms, Inc.>: It should improve through the week, but...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah, it should improve this week.

<A – Mike Cockrell – Sanderson Farms, Inc.>: But today, they’re saying 25.

<A – Joe Sanderson – Sanderson Farms, Inc.>: That’s what it was last week.

<Q – Christine McCracken – Cleveland Research Co.>: All right. And then just on exports because you said they had been relatively strong. We are picking up some potential weakness. You attribute it again to the end of the month, but we had heard because of the move in the real, that Brazilian chicken had become a lot more competitive in certain markets. I’m just curious what your guys are saying on that. And I don’t think generally given how strong dark meat demand is that you’d see much down side, but maybe you could give us kind of a snapshot of what you think might happen over the next couple months on pricing?

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Lampkin Butts – Sanderson Farms, Inc.>: Well, Christine, this is Lampkin. We’re seeing some softness this week and last week, as much as $0.02 or $0.03 a pound. There’re two or three things that come into play there. Number one, you mentioned it, the dollar is stronger versus the real and pesos. And then you’ve got the possibility of a problem in Mexico is concerning some people and they’re just buying hand to mouth. They’re concerned about putting too much product in the freezer, particularly when you’re around this $0.50 level. So there’s a lot of that type of buying going on. And then on top of that domestically, you got the end of the month and the same slowdown with domestic purchases. So we’re seeing as much as $0.02 or $0.03 a pound lower prices for product this week. And then, as we’re talking to customers about pricing product for June, there’s that or even more that we’re hearing. We haven’t priced anything that much lower, but we’re hearing that for second half June. We think that all of that could correct when we get into June and weights are lower and we get to first of the month trading, all of that could help that market improve.

<A – Joe Sanderson – Sanderson Farms, Inc.>: The strength of the dollar versus the currencies in Eastern Europe and the ruble really affects us more than the real where we ship leg quarters.

<Q – Christine McCracken – Cleveland Research Co.>: Okay. Any timing on that Mexican decision?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, the deadline is early in August at the latest.

<Q – Christine McCracken – Cleveland Research Co.>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: That’s really all we know.

<Q – Christine McCracken – Cleveland Research Co.>: All right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Now we’re working hard on it with National Chicken Council and USAPEEC. We will be.

<Q – Christine McCracken – Cleveland Research Co.>: Okay. Thanks a lot.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: We’ll go next to Heather Jones with BB&T Capital Markets.

<Q – Heather Jones – BB&T Capital Markets>: Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Heather Jones – BB&T Capital Markets>: First on your pounds produced estimate for Q3 and Q4. Are you hair cutting that at all given the severe weather or severe heat you’re now seeing or does that assume that weather’s sort of normal?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We just put our target live weights in there. They could come in lighter than we anticipate, but that projection is based on a target.

<Q – Heather Jones – BB&T Capital Markets>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: We didn’t hear it.

<Q – Heather Jones – BB&T Capital Markets>: And as far as your other cost, even adjusted for the sell down of inventory, it came in a little higher than we were looking for. And I know a lot of this is going to be a function of how much your production actually comes in and all. But could you give us a sense of – it’s roughly about $0.34 a pound this quarter. I mean should we expect, assuming weather cooperates, should we expect Q3 and Q4 to be similar to that or lower? If you could just give us some sense of how that’s moving directionally.

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, it’s going to be – I mean your soy meal is going to be.

<A – Mike Cockrell – Sanderson Farms, Inc.>: She’s talking about other cost.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Oh, other cost.

<Q – Heather Jones – BB&T Capital Markets>: Yeah, other cost.

<A – Mike Cockrell – Sanderson Farms, Inc.>: It’s going to improve sequentially. We reached full production volume at Kinston or 96% the week after Easter. You’re going to have a full quarter of that this quarter. And we had got it to a set per pound improvement, so there’s still another $0.005 of pound to get out of Kinston.

<Q – Heather Jones – BB&T Capital Markets>: Okay. Okay, so we’re looking – sequentially, we should be looking for $0.005 to $0.01 improvement in that other line?

<A – Mike Cockrell – Sanderson Farms, Inc.>: If you’re looking at that.

<Q – Heather Jones – BB&T Capital Markets>: All things being equal.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, if you’re looking at last year’s third quarter, absolutely.

<Q – Heather Jones – BB&T Capital Markets>: And we’re talking about last year because I can’t – I think in last year in the Q3, you had an inventory adjustment, so we need to adjust that out and then deduct the $0.005?

<A – Mike Cockrell – Sanderson Farms, Inc.>: That’s correct.

<A – Joe Sanderson – Sanderson Farms, Inc.>: But you’re going to start accruing ESOP.

<A – Mike Cockrell – Sanderson Farms, Inc.>: You might, yeah. I mean you will.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You will, which is 5% of growth.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah.

<Q – Heather Jones – BB&T Capital Markets>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: And you likely are going to accrue bonus.

<Q – Heather Jones – BB&T Capital Markets>: You’re hoping, right? Okay. And then going back – I hate to beat a dead horse, but going back to the breast meat discussion. If you go back, except for last year, I mean go back five, six, seven years and pricing always deteriorates after Memorial Day. And then it looks like it bounces back like the last week of June, which sounds like about what you’re expecting. And do you expect it to retrace what is lost over the last couple of weeks or do you – is it – what are your expectations?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, I don’t ever know. I mean I have no idea, but we’re running 3% to 4% — I expect us to be running 3% to 4% fewer head of chickens. And I expect this heat to reduce pounds. And I expect the kind of demand we’ve been having, which is

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adequate the first couple of weeks of the month. And you’re getting – it wouldn’t surprise me if we get a decent pull and the boneless breast – I’ve been telling everybody to watch boneless breast, corn and soy. Now you only have to watch boneless breast and soy because we’ve priced the corn through July. And I kind of feel like we’re comfortable that boneless breast is going to be respectable and recover...

<Q – Heather Jones – BB&T Capital Markets>: Right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: In the first couple of weeks of the month.

<Q – Heather Jones – BB&T Capital Markets>: And my final question’s on retail. I mean y’all’s commentary, we’ve seen industry data that suggests – or that shows, doesn’t suggest, but shows that pounds at retail for chicken are actually up year-on-year and that’s reversing a deteriorating trend in that chicken’s greatly outperforming beef and pork, and it sounds as if your commentary would support that?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We see that data at the end of the year. We didn’t see – have you seen anything?

<A – Mike Cockrell – Sanderson Farms, Inc.>: I’ve seen one report that indicated that pounds were up.

<A – Joe Sanderson – Sanderson Farms, Inc.>: So far this year?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, modestly.

<A – Joe Sanderson – Sanderson Farms, Inc.>: It feels like it to us – it feels – we’re getting a little bit more play we think than we did a year ago.

<Q – Heather Jones – BB&T Capital Markets>: Right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: And I hadn’t read anything, but we feel like we’re getting a little bit more play than we did a year ago.

<Q – Heather Jones – BB&T Capital Markets>: Okay. All right. Thank you so much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: We’ll go next to Farha Aslam with Stephens, Inc.

<Q – Farha Aslam – Stephens, Inc.>: Hi, good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Farha.

<Q – Farha Aslam – Stephens, Inc.>: Joe, if you mentioned this, I missed it. If you had priced all of your feed according to futures as of last night, and based on your hedge positions, how much do you think your feed cost will be up this year versus last year?

<A – Joe Sanderson – Sanderson Farms, Inc.>: They would have been down $24 million.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, that’s for the whole year. As Joe said, we’re expecting higher cost during our third quarter. But, of course, we had significantly lower cost during our second. And if we priced everything for our fourth quarter because there’s the optimism Joe described about the harvest, the fourth quarter cost actually come down a good bit. So you put the whole year together and it’s $0.015 a pound lower for the year, even though, as Joe said, during June and July, we could pay as much as $0.02 a pound more during those months as these higher cost run through those chickens.

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Mainly what you’re talking about, just to simplify this, your corn board cost are not going to be a lot higher...

<A – Mike Cockrell – Sanderson Farms, Inc.>: Right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Than you were in the second quarter. The basis is about $0.30 a bushel higher for June and July than what we paid in February, March and April, basis for two months. Corn board price very close. May soybean meal, good price versus the board. But what you’re really going to have, what we’re looking at right now, soybean meal prices for June/July versus February, March and April are about $110 a ton higher than our second quarter and that’s what we’re looking down the gun barrel at right now.

<Q – Farha Aslam – Stephens, Inc.>: Okay. That’s helpful.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Does that got everybody -?

<Q – Farha Aslam – Stephens, Inc.>: Yeah, that’s very helpful. And then when you look at exports, we’re hearing that China’s just getting a little bit more difficult with its requirements and because they’re not really very happy with how cooked poultry is being treated here in the U.S. Has that impacted your exports at all to the East?

<A – Lampkin Butts – Sanderson Farms, Inc.>: It has not so far. We’re hearing the same thing, Farha, that it’s going to be more difficult in the future. It could make transportation costs higher, but it has not impacted us and the same volume’s going, but I think it’s going to be – I think China’s tired of not having their cooked chicken approved and they’re going to make it more difficult to do business.

<Q – Farha Aslam – Stephens, Inc.>: So is there any time horizon in particular that we should be sensitive to in terms of the Chinese development?

<A – Lampkin Butts – Sanderson Farms, Inc.>: I don’t know of anything. I don’t know of any deadlines or anything.

<Q – Farha Aslam – Stephens, Inc.>: Okay. And then my final question, Joe, as you look out into next year, you currently have the 4% production cuts at your big bird plants. Are you thinking of restoring volume in those facilities? And kind of what do you expect production to run at for next year? Are you going to be at full production at like 2.9 billion pounds?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We have not made that decision yet. I think we’ll make our decisions after we know what the crop is. This has been – I told you all we were going to pay our growers more to go through this. This is not a desirable situation for us to be in. We like to run full, but we’ll make that decision in the fall after we know what the crop is. So we hadn’t decided yet what we’re going to do.

<Q – Farha Aslam – Stephens, Inc.>: That’s great. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you, Farha.

Operator: We’ll go next to Akshay Jagdale with KeyBanc Capital Markets.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Good morning.

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Congratulations on a good quarter.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: So starting, just a couple of long-term questions. The first one is follow-up to Farha’s question. So I think I sort of know the answer, but the new plant, I guess you’re going to decide on whether to take that off of hold once you get past this summer. I mean your balance sheet is very close to where you like it to be, to build new plants, right, so by summer...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Yeah.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah. When the crops are in the bin, we know what we have; we’ll decide what to do.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Okay. And the other question is just your performance relative to the industry. I mean you’ve always been known as sort of the gold standard of the chicken industry, but I feel like sometimes you don’t get enough credit for it. So my question is, with all the operational improvements that you continue to make, how do you think that will manifest itself into sort of a longer-term gross margin? Do you – if you strip out sort of the cyclicality of the industry, do you think your gross margin is getting better and will continue to get better?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I certainly do. We had no intention of – we had a bad year last year. We were not the gold standard last year. We were cranking up a new plant and big-bird deboning was the worst it could be. We were not a gold standard last year, no doubt about it. But what was the last Agri Stats we got?

<A – Mike Cockrell – Sanderson Farms, Inc.>: March.

<A – Joe Sanderson – Sanderson Farms, Inc.>: In March, we were back where – we were close to where we were supposed to be and I’m comfortable that April and May, we will be there. And we still have a plant that is not mature yet in its sales, but just because we’re growing, we will absolutely not – that’s part of our objectives and is to be in the top of Agri Stats. Growth, that goes hand-in-hand; one does not excuse the other.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: So if you could just help us quantify that. Just roughly, if you look at it...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Roughly, it means a 20% return on equity. It means 10% to 11% on invested capital, that’s what it means.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: That’s what our bonus is based on.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Sure. No, I understand that. I’m just trying to – if you just look at your gross profit per pound, or maybe a better way to look at it is cost per pound processed relative to the last sort of five years. Have you improved that by a couple of pennies, is it $0.05? Just roughly, what order of magnitude are we talking in terms of your cost improvement if your plants are running at full capacity?

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<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t remember what you – what did we do last year, Tim? What was your improvement? I don’t know. We sit down every year and we are looking for $30 million or $40 million every year in operational improvements. And we picked up a portion of that last year. I don’t remember what it was.

<A – Mike Cockrell – Sanderson Farms, Inc.>: It was close to $40 million last year.

<A – Joe Sanderson – Sanderson Farms, Inc.>: But we make progress every year.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Okay, and another one, sort of longer-term. I’ve been very surprised by the significant strength that we’ve seen in wing prices. Is this like a new normal for wings or how are you guys thinking of wing pricing in general?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We think we’re a little bit surprised. I’m not going to pretend that we’re not, but this is – obviously, these concepts, these sports bars, they’re not as affected as casual dining and we didn’t see that coming. And then another thing is these wings sell by the piece. Another part of the chicken that’s done well that sold a lot is the chicken tender. Now, the chicken tender has been at $1.90, is that what it was? It’s coming off now. But chicken tenders are sold in sports bars and then the Burger King promo. They were at Burger King added. Chicken tender had contributed a lot also. It’s coming off right now. It’s probably going to come back towards the value of boneless breast, but the wing price has just been fantastic and that’s a big part. We’ve been short on wings since the 1 of December, and we’re short every week on wings and it’s just been amazing to us.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: That’s helpful. One last one for Mike. On ESOP and bonus rewards, I know it’s hard to estimate, given the sort of circular nature of that formula, but is it fair to look at it sort of in the sense of historically? Fiscal 2009, you had about $10 million in combined ESOP and bonus payments. Is that not a bad estimate for now given how the year is shaping?

<A – Mike Cockrell – Sanderson Farms, Inc.>: No, let me tell you, ESOP is easy. Take 5% of gross profit and begin accruing that. The bonus, on the other hand, I really don’t – I just don’t have a comment on that because that would depend on our profitability between now and the end of the year. We’ll look at it at the end of the third quarter and decide based on where we are then and where we’re headed whether we think we need to begin accruing something for an earnings per share bonus, but I just don’t know that yet. That 2009 bonus was near the top of the page. That was at the top end of our target and we paid at the top end of our bonus. I don’t know that we can get there this year; we’ll just have to see.

<A – Joe Sanderson – Sanderson Farms, Inc.>: No, not 2010, 2009.

<A – Mike Cockrell – Sanderson Farms, Inc.>: That’s right. I’m sorry. Did I say 2010? No, 2009 and what – the year you referenced.

<A – Joe Sanderson – Sanderson Farms, Inc.>: 2009 is...

<A – Mike Cockrell – Sanderson Farms, Inc.>: Right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You’re likely to be 2009 is what I want...

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah.

<A – Joe Sanderson – Sanderson Farms, Inc.>: To give.

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<A – Mike Cockrell – Sanderson Farms, Inc.>: But the ESOP’s easy. At the end of the third quarter, look at 5% of gross profit and begin accruing that.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Okay, great. Thank you. I’ll pass it along.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Any other questions?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No, we lost them, Michael.

<A – Mike Cockrell – Sanderson Farms, Inc.>: That’s it. We’re connected.

Operator: Yes. We’ll go next to Christina McGlone with Deutsche Bank.

<Q – Christina McGlone-Hahn – Deutsche Bank Securities, Inc.>: Hi.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Christina McGlone-Hahn – Deutsche Bank Securities, Inc.>: Good morning. Just I only have two questions left. First, I was curious, were feed costs lower than you expected or they were in line? Because they came in lower than I had modeled with you guidance of hedges and basis. And I’m curious if there was some favorability relative to what you had previously guided.

<A – Joe Sanderson – Sanderson Farms, Inc.>: We had a good buy. As bad as the first quarter was, the second quarter was better. And particularly on soybean meal, it was an advantageous lucky buy and pretty decent on corn and turned out to be, particularly when meal took off, it was good.

<Q – Christina McGlone-Hahn – Deutsche Bank Securities, Inc.>: And then, Joe, you said you had a good buy in May too, but you still expect second quarter cost to be – I mean sorry third cost to be up?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I do. A little bit on corn because of basis and then for June and July, for those two months, we’re going to pay $110 a ton more for soybean meal than we paid in May.

<Q – Christina McGlone-Hahn – Deutsche Bank Securities, Inc.>: Okay, okay. And then my last question just in the past, when you sell production cuts, you used to see this pretty significant swing in breast meat prices. And I’m curious given the fact that you kind of labeled it as respectable what we’d see breast meat prices this summer. Do you think that changes the production decisions by some of the industry participants? So if they’re used to thinking that breast meat goes to $1.80 or so and it doesn’t this year, does that change their intentions or is it solely based on kind of where feed costs go?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think it depends on where feed costs go. If we get $1.65 – you can have a scenario this summer, if we get heat like we did in 2010, breast went to $1.80 in August literally because of heat. It was because of supply of breast meat because of heat; wasn’t because of cutbacks. And I don’t think people would make production decisions based on that. I think they’re going to make decisions on production based on the corn crop.

If you noticed the last pullet placements, people have not yet decided to expand the breeder flock and I think they will not make any decision about that until they see what kind of crop we’re going to have. And we’re not going to know that until October, September or October.

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<A – Lampkin Butts – Sanderson Farms, Inc.>: At the end of the day, as you know, everybody makes decisions based on their own specific and particular circumstances. And as Joe said, we’re going to make our decisions after we see the grain crop and we get into the fall. We’re not going to base it based on what bonus is today or what it maybe August the 10th, but what other companies do, of course, we don’t know.

<Q – Christina McGlone-Hahn – Deutsche Bank Securities, Inc.>: Okay. Thank you

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: We’ll go next to Ken Zaslow with Bank of Montreal.

<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: Well, good afternoon, everyone.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good afternoon.

<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: So, I did have two quick questions. One is what type of preparation do you guys need to before the fall on Kinston? When you’re thinking about if you’re going to go ahead with the plant – I’m not concerned with the new plant, I’m sorry. What type of preparation work do you actually have to do ahead of it to prepare yourself to be able to make that decision? And then, after the decision’s made, what is the process after that?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Permitting, we’ve already done everything else. We’ve already – we know there’s water there and well, it’s just the permitting process is what has to be done. We’ve done everything else. And then you’ve got to do your permitting, go through the permitting process with the Department of Natural Resources. Everything else basically has been done.

<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: Okay. So let’s assume that the crop is actually big enough and you guys are happy your debt is definitely being paid down. So, as soon as you make that decision, you pick up the phone and assuming it’s a go, construction starts building, how does it work from there? Because it seems like all the prep work is done, is that fair?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t have pick in here, but basically, everything is done. We’ve already run test wells. I guess we run test wells on the site. We paid – bought the land for the hatchery. We either will or we will have to close out the land. We may do that before then, we haven’t decided about that yet.

<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: But we’ve already run test wells on the site and soil borings to be sure that the land – you can build a plant on the site. All that’s been done. The main thing that has to be done is to secure the permits for the wastewater treatment plant and the spray field and the ballers and the various permits.

<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: Okay. And the next question is you have a lot of the other public chicken companies talking about how they’re becoming better at what they’re doing. I guess, do you feel like there’s a narrowing of the gap between some of the other chicken players and you guys? Is that disconcerting to you? Does it make any changes to how you do things? Can you talk about that?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t have any comment on – well, they’re all good competitors, always have been. We just try to coast our numbers and do a good job and try to keep improving, let the numbers...

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<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: So you don’t feel like there’s any change to your business plan at all based on all the other improvements around or at least they’re talking about the improvements in their businesses. That doesn’t change how you guys run your business, it doesn’t change your strategy or it doesn’t feel like these guys are breathing down your neck? Has anything changed I guess?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, people have been breathing down our necks since I started in 1969.

<Q – Kenneth Zaslow – BMO Capital Markets (United States)>: Fair enough. Fair enough. Anyway, I appreciate it. Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: We’ll go next to Jeff Kanter with UBS O’Connor.

<Q – Jeff Kanter – UBS O’Connor LLC>: Hey, fellas. Hey, Joe.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Hey, Jeff.

<Q – Jeff Kanter – UBS O’Connor LLC>: How are you?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I’m good. How are you doing?

<Q – Jeff Kanter – UBS O’Connor LLC>: Okay for a Tuesday.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good.

<Q – Jeff Kanter – UBS O’Connor LLC>: Are you closer to those gold standards of returns?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No, we were not close last year. We were not – I mean last year, we had a new plant we were cranking up and had very high costs on that and decrepit sales out of it for a while and no sales for a while and big bird deboning was bad all year long. We operated well, but that didn’t change much until about January, February and March of this year. But we’re pretty...

<Q – Jeff Kanter – UBS O’Connor LLC>: Right, so where...

<A – Joe Sanderson – Sanderson Farms, Inc.>: I mean our operations were good. We were in the wrong market and we had a new plant starting up.

<Q – Jeff Kanter – UBS O’Connor LLC>: Yeah, but what about this year? Forgetting about last year, what about this year? Are you...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well we’re – yeah, yeah, yeah, yeah. We’re there.

<Q – Jeff Kanter – UBS O’Connor LLC>: You’re there. Right now, even without – even like breast meat is down for the past three days?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Breast meat is fine.

<Q – Jeff Kanter – UBS O’Connor LLC>: Yeah.

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Leg quarters are fine. Wings are fine. Tenders are fine. The Georgia Dock is fine.

<Q – Jeff Kanter – UBS O’Connor LLC>: Grain is okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Grain is okay.

<Q – Jeff Kanter – UBS O’Connor LLC>: So a lot of the firms who cover your stock are telling me this morning that you sound less bullish and they have your stock down pretty hard because you’re not sounding well. And I’m just trying to figure out first of all, Joe, how do you sound; and second of all, is are you any less or has your outlook for the industry changed over the past three or six or nine months or so? So those two questions.

<A – Joe Sanderson – Sanderson Farms, Inc.>: My outlook has not changed one bit. I think it’s – we think we’re in a good place. I think the industry has cut back. The last pullet placements were just what I thought I told everybody in New York. Nobody’s going to make a move to expand any time soon. Egg sets are still running at a reduced rate. We think boneless breast prices are going to go back up and I feel very good.

<Q – Jeff Kanter – UBS O’Connor LLC>: So, the move like for people to short your stock to buy Pilgrim’s Pride is.

<A – Joe Sanderson – Sanderson Farms, Inc.>: I have no comment on that now.

<Q – Jeff Kanter – UBS O’Connor LLC>: No, but you’re quite – okay. And again, there is no evidence of increased breeder flock supplies, is that correct?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No. No, no absolutely not.

<Q – Jeff Kanter – UBS O’Connor LLC>: And you’re seeing the Georgia Dock whole bird price at record highs without really any breast meat type of contribution. So the back of the bird is driving a lot of value?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No. No, that’s wrong. When breast meat prices – the first three weeks of May, when breast meat prices went to $1.60, breast meat was trading for a nickel to a dime back of $1.60. When that was happening and we were selling wings for $1.50 and leg quarters for $0.50 and the tender for $1.90, everything was contributing, everything, and that was a very strong scenario. May was a very good month and it wasn’t the back of the bird; everything was contributing in May. And that was – breast meat was and that’s kind of what I told everybody in New York: watch breast meat, watch corn, watch soy. And now you have to watch your soy and breast meat.

<A – Lampkin Butts – Sanderson Farms, Inc.>: And, Jeff, keep in mind that, as you know, the Georgia Dock price reflects retail demand and that Urner Barry boneless moves on its own supply/demand dynamics with food service consumption and demand. So the fact that the Georgia Dock continues to move up, which it did last week, it moved up last Wednesday even as breast meat or Urner Barry was falling, because of their own separate supply/demand dynamics that work with that big-bird boneless versus the retail Georgia Dock price.

<Q – Jeff Kanter – UBS O’Connor LLC>: Is breast meat – when I look at cold storage, breast meat is tight, is that correct or?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well everything – cold storage is down. How much is it down over the last year, the whole thing?

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Mike Cockrell – Sanderson Farms, Inc.>: It’s 81% of a year ago, total, almost 90%.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Everything in cold storage is. I think dark meat...

<A – Mike Cockrell – Sanderson Farms, Inc.>: Everything did.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Started up last month.

<A – Mike Cockrell – Sanderson Farms, Inc.>: From March to April, dark meat increased, but it’s still...

<A – Joe Sanderson – Sanderson Farms, Inc.>: It’s tight.

<A – Mike Cockrell – Sanderson Farms, Inc.>: A low number.

<A – Joe Sanderson – Sanderson Farms, Inc.>: There’s no – there’s nothing...

<A – Mike Cockrell – Sanderson Farms, Inc.>: It’s well below a year ago.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Nothing big in inventory.

<Q – Jeff Kanter – UBS O’Connor LLC>: All right. And you expect that as we get into really peak grilling, that’s not going really going to change, right?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t think so

<Q – Jeff Kanter – UBS O’Connor LLC>: Okay. All right. Thank you, gentlemen.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good talking to you.

<Q – Jeff Kanter – UBS O’Connor LLC>: Absolutely.

Operator: And we’ll take a follow-up from Lindsay Drucker Mann with Goldman Sachs.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Hey, guys. Thanks for the follow-up. I just wanted to actually ask on the pullet placement data. Joe, I know you mentioned clearly people are not anticipating a – people are still being cautious, but the magnitude of decline year-over-year was pretty striking given how much better profitability is. So do you have any additional comments on why you think there’s a continued retrenchment in the latest months?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, Lindsay, I don’t think you can look at one month. I think you have to look at all the months together. And three or four months, you may have 98% next month, but I don’t think anybody has any intention of any expansion or doing anything until after they see what this crop’s going to do. I think you’ll see this thing run when you roll them all together – look at the...

<A – Mike Cockrell – Sanderson Farms, Inc.>: Let’s see.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You’re running about 4%. Isn’t that about a 4%?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, you take the last four months

<A – Joe Sanderson – Sanderson Farms, Inc.>: Maybe the last four months, you’re running about a 4% cut and I think that’s what you’re going to continue to see until you see – people hadn’t – there’s still a portion of this industry that has not made to a lot of money. There’s still a portion

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

that’s just made a little bit of money. Now, May was a different month. I will say that May is a different month, but mainly for the big-bird deboners. But a portion of this industry is still paying down debt, and I don’t think that there’s going to be a shift until – you might get a mindset after the fall, after the bins. If we make a good crop, then you may see a shift in mindset. If they see $450 corn and $350 meal, you might see something different, but I don’t think you’re going to anything different until then.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: So, sequentially...

<A – Joe Sanderson – Sanderson Farms, Inc.>: That’s my thought. Excuse me.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: So, yeah. So sequentially, pullet numbers, the new placements have been generally, if you take an average of the last few months, you haven’t seen a shift. So sequentially, we’re sort of in line, no further cuts, no further expansion, and you think that people sort of let it ride until we get better visibility on the crop. So we could still see down 4% and then until we actually get closer to September on a year-over-year basis?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I do. I do. I mean you may see 98% next month and then 95% the month after that.

<A – Lampkin Butts – Sanderson Farms, Inc.>: You saw $102 in January, but then it came right back down. If you go back to the six months before – or the last four months of 2011, it was down 6% and 7%. But now, the last four months the average has been more like 3% and 4%. So, it’s moderated some, the cuts have. And I agree with Joe, I don’t think you’re going to see anybody move or see – again, everybody makes their own decisions, but I think they’re watching this corn crop pretty carefully.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Gotcha.

<A – Lampkin Butts – Sanderson Farms, Inc.>: If I had to guess. That’s what we’re doing and all we can do is speak for ourselves.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Then on the – as far as basis is concerned and we talk about what the board price may look like, but would you expect with a larger crop to see basis adjust towards more normal levels for corn and meal? And what sort of delta would that be on the price you pay for inputs?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah, I would...

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Versus what you’re booking now?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I would expect corn basis to be down, particularly if we get a good corn crop. Now, I have a different feeling about soy basis. I’ve looked at some balance sheets on soy. I think the first half of the marketing year, September through March, I think soy basis could be relatively strong on beans and meal until the South American crop comes in.

We bought our basis for the year last August and it’s turned out to be very advantageous. Soy basis is quite strong right now, soy meal basis. I don’t think we’re going to have an opportunity to do that this year because I think it’s going to be very strong because of the short South American crop and China’s going to be buying beans out of the U.S. and Argentina’s got a short crop and that means the U.S. is going to export some meal. And so, basis for meal is going to be higher and the corn basis ought to return to close to normal levels I’d think.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: So when we think about calculating your feed costs all-in, what sort of delta would returning to normal be for your corn cost per bushel and meal cost per ton?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Well, if you look at fiscal 2012 compared to 2011, corn basis is up $0.40 and we’re going to buy 88.5 million bushels of corn, so you can do that math. And then we’re going to buy 746,000 tons of soybean meal and that basis, as Joe said, we had a good buy this year if it goes back up a dime.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Just go $10, it’s going...

<A – Lampkin Butts – Sanderson Farms, Inc.>: I mean $10, yeah.

<A – Mike Cockrell – Sanderson Farms, Inc.>: It’s going to go more than $10.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah, we don’t know, but you can just do that arithmetic, times 750,000 tons. That’s not a lot of – I mean...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah, it’s not. Not a lot of money.

<Q – Lindsay Drucker Mann – Goldman Sachs & Co.>: Okay. All right. That’s helpful. Thanks, guys.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: And there are no further questions at this time.

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

Good. Thank you. Thank you, all, for visiting with us this morning and we’ll look forward to reporting our third quarter to you in August?

D. Michael Cockrell, CFO, Treasurer & Director

That’s correct.

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

In August. Thank you, all.

Operator: That concludes today’s conference. We thank you for your participation.

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Sanderson Farms, Inc.	SAFM	Q2 2012 Earnings Call	May 29, 2012
Company▲	Ticker▲	Event Type▲	Date▲

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